Exhibit 99.1
GigaCloud Technology Inc Responds to Short-Seller Report
EL MONTE, Calif., May 23, 2024 – GigaCloud Technology Inc (Nasdaq: GCT) (“GigaCloud” or the “Company”), a pioneer of global end-to-end B2B technology solutions for large parcel merchandise, today issued the following statement in response to the claims made in a report by Grizzly Research LLC, a short-seller, issued on May 22, 2024.
The short-seller report lacks merit and contains numerous defamatory, selective, inaccurate, incomplete and misleading statements, speculation, and innuendo. The report demonstrates a fundamental lack of understanding of the Company’s business particularly with respect to the types of buyers who use our marketplace and the services we provide them.
•Web Traffic
The first allegation in the short-seller report is that the Company’s “web traffic does not square with its growth story.” The report misleadingly cites third-party data search traffic – but this does not reflect overall visitor traffic to the Company’s website. Indeed, as explained by the third-party cited in the short-seller report, the “Domain Overview” and “Organic Traffic” data provide data regarding search engine performance.1
This third-party also explains that “[e]stimates of total website traffic” are found in their “Traffic Analytics” tool.2 The report omits this data, which shows significant web traffic measured by visits to the Company’s website of roughly 130,000 total visits and 11,000 unique visitors during April 2024, according to this third-party’s estimates.

SEMRUSH

800 BOYLSTON STREET, SUITE 2475, BOSTON, MA 02199
WWW.SEMRUSH.COM

Traffic Analytics: Overview

Traffic Analytics: Summary

gigab2b.com | All Devices | Worldwide | April 2024

Visits
129.9K +80.78%

Unique Visitors
11.3K +32.59%

Pages / Visit
8.21 -23.91%

Avg. Visit Duration
12:11 -1.22%

Bounce Rate
23.21% +9.10%

1 https://www.semrush.com/kb/254-domain-overview; https://www.semrush.com/kb/296-organic-traffic-insights
2 https://www.semrush.com/kb/26-traffic-analytics

The Company’s marketplace is a business-to-business (B2B) platform, not a consumer-direct business. As previously disclosed, buyers in the Company’s marketplace are typically resellers (rather than end consumers) and this level of website traffic is fully consistent with the Company’s disclosures that it had approximately 5,010 active buyers on its marketplace during 2023.
In other words, the Company’s business model is to sell in volume to a smaller number of customers than if it operated a consumer-direct business. In focusing only on search activity, the short-seller report misapprehends the nature of the Company’s business and misstates the overall traffic to the Company’s marketplace.
•Related Party Transactions
The short-seller report claims that the purported lack of website activity is explained by allegedly undisclosed transactions with related parties. This claim is false and misleading for the reasons noted above: GigaCloud’s B2B marketplace has substantial monthly traffic. There is also no merit to the claims the short-seller makes about purported related party transactions. Following similar unsubstantiated allegations made in September 2023 by another short-seller, the Company carefully evaluated its customer relationships and has disclosed in its filings made with the U.S. Securities and Exchange Commission all related party transactions required by the applicable rules and accounting standards.
There is also no basis in the short-seller’s unsupported suggestion that sales made through certain entities are not legitimate. As the Company previously disclosed, buyers in its marketplace can list products for sale to consumers on their own stores or other ecommerce websites and GigaCloud will handle fulfilment directly to their end customer. These transactions represent legitimate sales that can be validated through the records of deliveries to end customers and are corroborated by the substantial expenses the Company has previously reported for delivery and logistics services.
The balance of the short-seller report consists of malicious personal attacks and unsupported innuendo. Investors are cautioned that the claims come from a short seller who admits on its website that: (1) its views are “not statements of fact,” (2) it makes “no representation” as to the accuracy of information in its report, and (3) it “will realize significant gains in the event the prices of [the Company’s stock] declines.” Investors are encouraged to review materials filed by the Company with the SEC and available on the Company’s investor relations website.
The Company is continuing to consider the claims in the short-seller report and reserves all rights to take appropriate measures to defend itself against attempts to manipulate the market for its stock and to safeguard the interests of its shareholders.
About GigaCloud Technology Inc
GigaCloud Technology Inc is a pioneer of global end-to-end B2B technology solutions for large parcel merchandise. The Company’s B2B ecommerce platform, which it refers to as the “GigaCloud Marketplace,” integrates everything from discovery, payments and logistics tools into one easy-to-use platform. The Company’s global marketplace seamlessly connects manufacturers, primarily in Asia, with resellers, primarily in the U.S., Asia and Europe, to execute cross-border transactions with confidence, speed and efficiency. The Company offers a truly comprehensive solution that transports products from the manufacturer’s warehouse to the end customer’s doorstep, all at one fixed price. The Company first launched its marketplace in January 2019 by focusing on the global furniture market and has since expanded into additional categories such as home appliances and fitness equipment. For more information, please visit the Company’s website: https://investors.gigacloudtech.com/.

Safe Harbor Statement
This press release contains statements that may constitute “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current view about future events. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or similar expressions. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s annual report and other filings with the SEC. This press release also contains publicly available data compiled a third-party not affiliated with the Company. We have not independently verified this data, are not privy to the precise methodology by which it was compiled, and have presented it solely for purpose of comparison to other data made available by this third-party.

For investor and media inquiries, please contact:

GigaCloud Technology Inc
Investor Relations
Email: ir@gigacloudtech.com

PondelWilkinson, Inc.
Laurie Berman (Investors) – lberman@pondel.com
George Medici (Media) – gmedici@pondel.com

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